July 20, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Re: Galaxy Money Market Fund

Galaxy Government Money Market Fund

Galaxy Tax-Exempt Money Market Fund

Galaxy U.S. Treasury Money Market Fund

Galaxy Massachusetts Municipal Money Market Fund

Galaxy Connecticut Municipal Money Market Fund

Galaxy New York Municipal Money Market Fund

Gentlemen:

We have read Sub-Item 77K of Form N-SAR dated May 31, 2004 with respect to the above-listed funds of The Galaxy Fund ("Registrant"), and are in agreement with the statements contained in Sub-Item 77K of Form N-SAR. We have no basis to agree or disagree with other statements of the Registrant contained in the Form N-SAR.

Very truly yours,

/s/ Ernst & Young LLP